Exhibit 99.1

Intrexon Business Update and Conference Call

GERMANTOWN, MD, August 9, 2018 – Intrexon Corporation (NYSE: XON), a leader in the engineering and industrialization of biology to improve the quality of life and health of the planet, will host a call today to provide a general update and highlight recent business developments, as well as provide select preliminary and unaudited second quarter results.

The Company is not announcing final financial results for the quarter ended June 30, 2018 and is delaying the filing of its quarterly report on Form 10-Q. The delay in filing the second quarter report is related to the Company’s application of certain aspects of ASC 606 in the Company’s first quarter Form 10-Q. The Company will be filing an amended Form 10-Q for the first quarter of 2018. The Company expects to file the second quarter report and amended first quarter report within the next few days.

Business Highlights:

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Precigen, Inc., a wholly owned subsidiary of Intrexon and a pharmaceutical company specializing in the development of innovative gene and cellular therapies to improve the lives of patients, announced the treatment of the first patient in Phase 1 first-in-human clinical trials of its investigational therapy, INXN-4001, the first multigene cardiac approach to express proteins encoded by three effector genes to treat heart failure;

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Intrexon and Epimeron, Inc., a world-class provider of gene discovery and biosynthetic pathway optimization, announced the isolation and recombinant expression of a novel gene from the opium poppy (Papaver somniferum) encoding the enzyme thebaine synthase. The existence of this enzyme, which was not previously verified, is essential to increase the rate of the final step in thebaine synthesis, which the Company believes is a major breakthrough and allows biosynthesis of several important active agents and intermediates including thebaine, codeine and morphine;

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Oxitec, Ltd., a wholly owned subsidiary of Intrexon, entered into a cooperative agreement with the Bill & Melinda Gates Foundation to develop a new strain of Oxitec’s self-limiting Friendly™ Mosquitoes to combat the Anopheles mosquito species that spreads malaria in the Western Hemisphere;

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Collaborator Ziopharm Oncology, Inc. (Nasdaq: ZIOP) presented clinical data showing the company’s controlled IL-12 platform as monotherapy achieved anti-tumor responses in patients with metastatic breast cancer and recurrent glioblastoma at the 2018 American Society of Clinical Oncology Annual Meeting;

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Collaborator Ziopharm Oncology, Inc. (Nasdaq: ZIOP) announced that the first patient has been dosed in a new Phase 1 trial evaluating combination therapy of controlled IL-12 and OPDIVO® (nivolumab) for the treatment of recurrent glioblastoma;

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Collaborator Fibrocell Science, Inc. (Nasdaq: FCSC) reported interim results on the Phase 1/2 trial of FCX-007 trial, a gene therapy for the treatment of recessive dystrophic epidermolysis bullosa. The results highlighted that FCX-007 was well tolerated at 52 weeks post-administration and showed continued positive trends in wound healing and pharmacological signals, including type VII collagen expression and evidence of anchoring fibrils; and

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In July 2018, Intrexon completed its registered underwritten public offering of $200 million aggregate principal amount of 3.50% convertible senior notes due 2023. Concurrently with the notes offering, the Company entered into a share lending agreement with J.P. Morgan Securities LLC and JPMorgan Chase Bank, National Association, New York branch, as share borrower, pursuant to which the Company agreed to lend 7,479,431 shares of common stock of the Company, no par value per share to the share borrower. Randal J. Kirk, the Chairman, Chief Executive Officer and principal shareholder of the Company, and an entity with which he is affiliated, agreed with the share borrower to purchase all of the shares of Common Stock offered in the borrowed shares offering.

Recent Developments:

•	2,3, BDO yields are up 22% since last reported and continue to support the Company’s stated plan to break ground on a 40,000 ton/year plant by year end;

•	Intrexon scientists continue to engineer the methanotrophic organism to improve the utilization of natural gas as a carbon source;

•	Intrexon remains engaged in advanced discussions with multiple strategic partners for the methane bioconversion platform;

•	Xogenex, LLC, a majority owned subsidiary of Precigen, has dosed multiple patients in its Phase 1 trial of the gene therapy INXN-4001;

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Helen Sabzevari, PhD, President of Precigen, will host an analyst day in Germantown, Maryland in the fourth quarter. At this meeting, Dr. Sabzevari will provide an in depth review and update of Precigen’s cell and gene based therapeutic programs; and

•	To date, Okanagan Specialty Fruits has completed the planting of over 900,000 Arctic® apple trees on 592 total acres and is targeting planting 1,000,000 more trees in the spring of 2019.

Select Preliminary Unaudited Second Quarter 2018 Financial Results:

•	Revenues will be approximately $45.3 million;

•	Net loss attributable to Intrexon will be approximately $65.4 million (including noncash charges of $43.9 million); and

•	Earnings per share will be a loss of approximately $0.51 per basic share.

“The businesses of intrexon continue to advance, leaving their roots as historic achievements of numerous world first instances in the field of engineered biology to become strong economic engines that should produce revenues and profits for years to come,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “From the creation of the world’s first organisms that turn the cheapest source of carbon into valuable petrochemicals, fuels and lubricants, we are moving forward to capture the economic and social advantages of our achievements. From our demonstration of multigeneic and controllable gene and cell systems we are advancing into the clinic with therapies against many of the most important unmet health needs. From the development of the first engineered fish, insects, fruits and pigs, we are moving forward adroitly to see each of these become real businesses that contribute significant value to the world.”

Mr. Kirk concluded, “I feel that we are on the cusp of showing with business what we have long demonstrated in the science and technology of engineered biology and believe that our shareholders will be pleased by the result.”

Restatement of First Quarter Financial Results:

Effective January 1, 2018, the Company adopted ASC 606 using the modified retrospective method. The Company has reassessed its application of certain aspects of ASC 606, including gross versus net presentation for payments pursuant to one of the Company’s contracts and the guidance for contract modifications to a contract that had been modified prior to the adoption of ASC 606. The Company estimates that these errors have resulted in an overstatement of deferred revenue and accumulated deficit by approximately $67 million as of the adoption date, and an overstatement of revenues by approximately $4 million for the three months ended March 31, 2018. These estimates are based on the Company’s current expectations and are subject to finalization, including completion of quarterly procedures and completion of the Company’s technical accounting analysis for ASC 606.

Conference Call and Webcast

The Company will host a conference call today Thursday, August 9th, at 5:30 PM ET to provide a general business update. The conference call may be accessed by dialing 1-888-317-6003 (Domestic US), 1-866-284-3684 (Canada), and 1-412-317-6061 (International) and providing the number 6027271 to join the Intrexon Corporation Call. Participants may also access the live webcast through Intrexon’s website in the Investors section at http://investors.dna.com/events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Trademarks

Intrexon, Friendly, Arctic, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release include, but are not limited to, statements regarding preliminary results for the second quarter of 2018, the timing of filing future quarterly reports, and the expected impact of the proper application of ASC 606, statements regarding clinical and pre-clinical development activities by Intrexon and its collaborators, commercial and business development plans and the submission of regulatory filings. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s strategy and overall approach to its business model, including its ability to successfully enter into optimal strategic relationships with its subsidiaries and operating companies that Intrexon may form in the future; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) the volatility of Intrexon’s stock price; (viii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (ix) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (x) the outcomes of pending or future litigation; (xi) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (xii) Intrexon’s ability to retain and recruit key personnel; (xiii) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xiv) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xv) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact: Steven Harasym Vice President, Investor Relations Tel: +1 (214) 721-0607 investors@dna.com	Corporate Contact: Marie Rossi, PhD Director, Technical Communications Tel: +1 (301) 556-9850 publicrelations@dna.com